UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2013

Neohydro Technologies Corp.

 (Exact name of registrant as specified in its charter)

Nevada	000-53669	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File Number)	Identification Number)

2200 Yarbrough Avenue, Suite B 305, El Paso TX	79925
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:      (805) 857-1074

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .     Written communications pursuant to Rule 425 under the Securities Act

      .     Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On January 14, 2013 Claudio Lai the sole director of the Company resigned and appointed David Gasprine to serve as director until the next regularly scheduled shareholder meeting.

David Gasprine

Experience

Couponz, Inc. (Epoxy Mobile App)

4/2011-Present

From his history with Tropical Smoothie as well as a background in Engineering came the inspiration for Couponz, Inc. Mr. Gasprine started Couponz, Inc. from scratch and with a plan to provide an easy to use tool that alleviated the frustrations he experienced while he was operating his other small businesses.

Tropical Smoothie Cafe

2/2007-4/2011

A 300+ store Franchise established in 1997 from Southern Florida specializing in healthy, fast options Mr. Gasprine was owner and operator of two Tropical Smoothie Cafés.  As an owner he was exposed to the hands on approach of business as well as marketing.  The experience of day-to-day operations from managing a staff of 22+ employees per location, administrative duties as well as marketing provided me the tools necessary to start Epoxy and run an efficient company from top to bottom. Our operations put us as the #1 ranked store for 6 straight weeks out of 272 stores in the Franchise between 2009-2010.

Bellagio Hotel & Resort

10/1998-6/2007

A 5 Diamond Las Vegas resort and casino offering a wide range of services from hotel accommodations, shopping, dining and entertainment

While at Bellagio Mr. Gasprine held several different positions.  Initially working in front services as a Senior Valet Attendant dealing with upwards of 4,000+ customers and later transferring to our Limo Department as a driver. As a driver Mr. Gasprine was responsible to cater to Bellagio’s elite clients and ensure that their experience was one of a kind.  It provided for excellent customer service experience as well direct exposure to the corporate structure of hospitality.

Education	CSN 2003-2007 Associates of Liberal Arts - Additionally attended UNLV for Engineering and completed the majority of his Junior Year.

Exhibits

      No.   Exhibits

      ---   --------

      99.   Resignation

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated

Neohydro Technologies Corp.

By: /s/ Claudio Lai

       Claudio Lai, President

EXHIBIT INDEX

      No.   Exhibits

      ---   --------

      99.   Resignation